UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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    Rule 14a-6(e)(2))
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                           ROMA FINANCIAL CORPORATION
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                (Name of Registrant as Specified in Its Charter)
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


April 16, 2007


Dear Fellow Stockholder:

On April 25th, we will hold Roma Financial Corporation's first Annual Meeting of Stockholders. The meeting date coincides with the scheduled payment date of the initial dividend of $0.06 per share declared by the Board of Directors on April 5th to holders of record on April 18th.

We previously mailed to you our 2006 Annual Report to Stockholders, together with information about the Annual Meeting and a WHITE proxy card. If you have not already done so, we urge you to vote and return the WHITE proxy card.

Approximately one week after we mailed these materials, we became aware of a plan by one of our stockholders, Mr. Joseph Stilwell, who is a recognized activist investor, to wage a campaign against our nominees for the Board of Directors. You may have received materials in the mail from Mr. Stilwell. Initially, we did not want management's attention diverted or incur unnecessary expenses by responding. However, following a letter filed with the Securities and Exchange Commission (SEC) by Mr. Stilwell dated April 9th, containing inaccurate, misleading and personally denigrating comments, we feel obliged to comment.

In his letter, Mr. Stilwell asserts that action implementing a dividend policy was in response to his filing to hold a proxy contest. In fact, steps were under way to lay the foundation for the declaration of an initial dividend well before Mr. Stilwell's proxy filing and letter. In order to avoid a double taxation of dividends at the mutual holding company level, the Office of Thrift Supervision
(OTS) must consent to a waiver of receipt of dividends by the mutual holding company before formal action to declare a dividend to public stockholders can occur. In fact, the Company submitted a waiver request letter on March 19th, more than a week before Mr. Stilwell filed his preliminary proxy statement with the SEC in which he alleged "the Company failed to implement a capital allocation plan".

In our previous conversations with Mr. Stilwell, we informed him the Board of Directors would judiciously evaluate any and all prudent capital deployment plans. We did not, and could not, discuss particulars with him because it is not permissible to share such confidential information solely with an individual stockholder.

Page Two
April 16, 2007

Indeed, after our first meeting, Mr. Stilwell sought to become privy to otherwise non-public information and plans of the Company and asked management to consider entering into a "confidentiality agreement" with him to provide him confidential, non-public information.

We do not believe it is proper to provide an individual stockholder information not otherwise available to public stockholders and depositor members of the Mutual Holding Company, notwithstanding an agreement to hold such information in confidence. Additionally, we were advised by Counsel that providing confidential non-public information to Mr. Stilwell would be contrary to public stockholder interests and SEC and OTS regulations.

Management and the Board have begun and will continue to implement plans to deploy the capital raised in the public offering. We recognize that dividends are important to stockholders and have responded accordingly. We would like to point out that of the twelve mutual holding companies that completed IPO's during 2006, only two have declared dividends so far. Less than half of the forty-seven mutual holding companies which completed IPO's during the past three years have paid any dividends; and the average amount of the initial dividend was $0.05 per share.

Mr. Stilwell has criticized the Company's management and Board of Directors without cause. We believe Roma is on the right path and every single one of our directors and senior officers is committed to enhancing shareholder value. We are proud of our accomplishments and that Roma Bank is recognized as an outstanding community bank, one that is focused on its customers, employees, community and its new constituency of shareholders. With your anticipated support and encouragement we will concentrate on continuing to add value and prestige to our Company.

Please return your WHITE proxy card and let us get back to business.

Very truly yours,

/s/ Peter A. Inverso                          /s/ Maurice T. Perilli

Peter A. Inverso                              Maurice T. Perilli
President & CEO                               Chairman

The following supplements the Proxy Statement of Roma Financial Corporation (the "Company"), dated March 20, 2007.


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                        PARTICIPANTS IN THE SOLICITATION
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     Under the proxy rules of the  Securities and Exchange  Commission,  each of the Company's directors may be deemed to be a "participant" in the Company's solicitation of proxies. Information about the principal occupations of these individuals is set forth in the Proxy Statement under the caption "Information with Respect to the Company's Nominees for Directors and Directors Continuing in Office - Biographical Information." Information about the ownership of the Common Stock by each participant is set forth in the table herein under the caption "Proposal I - Election of Directors." Other than 3,357 shares acquired by Michele Siekerka on March 14, 2007 for $14.8796 per share, all such shares were acquired on July 12, 2006 for $10.00 per share in the Company's minority stock offering. Information about transactions between the Company and its directors is set forth herein under the caption "Certain Relationships and Related Transactions and Director Independence." For the purpose of this proxy
statement,   the  business  address  of  each  participant  is  2300  Route  33,
Robbinsville, New Jersey 08691. Except as set forth in the Proxy Statement, no participant is now, or within the past year has been, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company (including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies). Except as described in the Proxy Statement, no participant and no associate of any participant has any interest in the matters to be voted upon at the Meeting, other than an interest, if any, as a stockholder of the Company or as an officer or director of the Company.

     Except as described in the Proxy Statement, neither any participant nor any associate of any participant: (1) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of the Company's last fiscal year, or in any currently proposed transaction, to which the Company or any of its subsidiaries is a party where the amount involved was in excess of $120,000; (2) has been indebted to the Company or any of its subsidiaries; (3) has borrowed any funds for the purpose of acquiring or holding any securities of the Company, or is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to either any securities of the Company, any future employment by the Company or its affiliates, or any further transaction to which the Company or any of its affiliates will or may be a party; or (4) is the beneficial or record owner of any securities of the Company or any parent or subsidiary thereof.